Exhibit 2(l)

[Letterhead of Morris, Nichols, Arsht & Tunnell LLP]

June 30, 2006

Mercantile Absolute Return Fund for Tax-Exempt/Deferred Investors (TEDI) LLC
Two Hopkins Plaza
Baltimore, Maryland 21201

Re:	Mercantile Absolute Return Fund for Tax-Exempt/Deferred Investors
(TEDI) LLC

Ladies and Gentlemen:

     We have acted as special Delaware counsel to Mercantile Absolute Return Fund for Tax-Exempt/Deferred Investors (TEDI) LLC, a Delaware limited liability company (the “Company”), in connection with certain matters of Delaware law relating to the proposed issuance of Interests in the Company pursuant to and as described in Registration Statement No. 333-128723 on Form N-2/A filed with the Securities and Exchange Commission on or about the date hereof (the “Registration Statement”). Capitalized terms used herein and not otherwise herein defined are used as defined the Limited Liability Company Agreement of the Company dated as of August 4, 2005 (the “LLC Agreement”).

     In rendering this opinion, we have examined and relied upon copies of the following documents, each in the form provided to us: the Registration Statement; the LLC Agreement; the Certificate of Formation of the Company as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on August 4, 2005 (the “LLC Certificate”); the Secretary’s Certificate of the Company dated as of June 26, 2006 certifying as to certain resolutions adopted by the Board of Directors of the Company on November 17, 2005 relating to the issuance of Interests in the Company (the “Resolutions” and collectively with the Registration Statement and the LLC Agreement, the “Operative Documents”); and a certification of good standing of the Company obtained as of a recent date from the State Office. In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed and the legal capacity of natural persons to complete the execution of documents. We have further assumed for purposes of this opinion: (i) the due adoption, authorization, execution and delivery by, or on behalf of, each of the parties thereto of the above-referenced resolutions, instruments, certificates and other documents and of all documents contemplated by the Operative Documents to be executed in connection with the issuance of Interests in the Company; (iii) the payment of consideration for Interests in the Company in accordance with the terms of the Operative Documents and compliance with the other terms, procedures and requirements of the Operative Documents in connection with the issuance of Interests in the Company and the admission of

Mercantile Absolute Return Fund for Tax-Exempt/Deferred Investors (TEDI) LLC
June 30, 2006

Members thereto; (iv) that no event or circumstance has occurred subsequent to the filing of the LLC Certificate, or will occur prior to the issuance of the Interests in the Company pursuant to the Operative Documents, that would cause a dissolution or liquidation of the Company under the LLC Agreement or under the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq. (the “Delaware LLC Act”); (v) that the activities of the Company have been and will be conducted in accordance with the terms of the LLC Agreement and the Delaware LLC Act; and (vi) that the documents examined by us express the entire understanding of the parties thereto with respect to the subject matter thereof and have not been, and prior to the issuance of the Interests in the Company pursuant to the Operative Documents, will not be, amended, supplemented or otherwise modified. No opinion is expressed with respect to the requirements of, or compliance with, federal or state securities or blue sky laws. We express no opinion as to, and assume no responsibility for, the Registration Statement or any other offering materials relating to the Interests in the Company. We have not reviewed any documents other than those identified above in connection with this opinion, and we have assumed that there are no other documents that are contrary to or inconsistent with the opinions expressed herein. As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

     Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

     1. The Company is a duly formed and validly existing limited liability company in good standing under the laws of the State of Delaware.

     2. The Interests in the Company, when issued in accordance with the terms, procedures and requirements of the Operative Documents, will be validly issued limited liability company interests in the Company.

     We hereby consent to the filing of a copy of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as provided in this paragraph, the opinions set forth above are expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon for any other purpose or by any other Person without our prior written consent. This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any Person with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL LLP

/s/ David A. Harris